U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 5
ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person:  Dean S. Read, 4 Old
Garden Way, Bar Harbor, ME 04609

2.  Issuer Name and Tickler or Trading Symbol:  Bar Harbor
Bankshares, CUSIP No. 066849100

3.  IRS or Social Security Number of Reporting Person
(Voluntary):  Not provided

4.  Statement for Month/Year:  December 2001

5.  If Amendment, Date of Original:  NA

6.  Relationship of Reporting Person to Issuer:  Director and
Officer.  President and CEO


Table 1:  Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

Title of
Security
Tran
Date
Tran
Code
Securities Acquired
(A)
or Disposed of (d)
Amount     A/D
Price
Amount
of
Securit
ies
Ownersh
ip
Form
Nature
of
Ownersh
ip
Bar Harbor
Bankshares
Common Stock





1,390
D



Table 1:  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
Title of
Derivative
Security
Conver
-sion
or
Exerci
se
Price
of
Deriv-
ative
Securi
ty
Trans
Date
Tran
s
Code
Number of
Derivative
Securities
Acquired
(A) or
Disposed
of (D)
Date Exercisable
and Expiration
Date (Month/Day/
Year)
Title and Amount of
Underlying
Securities
Pric
e
of
Der-
Ivat
ive
Secu
r-
ity

Number
of
Deriv-
ative
Securi
ties
Bene-
ficial
ly
Owned
at End
of
Year
Owner-
ship
of
Deriv-
ative
Secur-
ity:
Direct
or
Indire
ct
Na-
ture
of
In-
dire
ct
own-
ersh
ip






(A)

(D)
Date
Exer-
cisable
Expira-
tion
Date

Title
Amt or
Number
of
Shares




Incentive
Stock
Option
15.40
6/20/01
A
6,450

6/20/01
6/20/11
Bar Harbor
Bankshares
Common
Stock
6,450
*
6,450
D

Incentive
Stock
Option
15.40
6/20/01
A
6,425

6/20/02
6/20/11
Bar Harbor
Bankshares
Common
Stock
6,425
*
6,425
D

Incentive
Stock
Option
15.40
6/20/01
A
6,425

6/20/03
6/20/11
Bar Harbor
Bankshares
Common
Stock
6,425
*
6,425
D

Incentive
Stock
Option
15.40
6/20/01
A
6,425

6/20/04
6/20/11
Bar Harbor
Bankshares
Common
Stock
6,425
*
6,425
D

Incentive
Stock
Option
15.40
6/20/01
A
6,425

6/20/05
6/20/11
Bar Harbor
Bankshares
Common
Stock
6,425
*
6,425
D

Incentive
Stock
Option
15.40
6/20/01
A
6,425

6/20/06
6/20/11
Bar Harbor
Bankshares
Common
Stock
6,425
*
6,425
D

Incentive
Stock
Option
15.40
6/20/01
A
6,425

6/20/07
6/20/11
Bar Harbor
Bankshares
Common
Stock
6,425
*
6,425
D

*Grant of Incentive Stock Options to acquire Bar Harbor Bankshares common stock under Bar Harbor Bankshares (and subsidiaries) Incentive Stock Option Plan of 2000.